                                                                    EXHIBIT 2.12


                          MASTER SEPARATION AGREEMENT


          This Master Separation Agreement (this "Agreement") is entered into as of __________ __, 2000, between Catalytica, Inc. ("Catalytica"), a Delaware corporation, and Catalytica Energy Systems, Inc. ("CESI"), a Delaware corporation.

          WHEREAS, Catalytica currently owns all of the issued and outstanding common stock of CESI ("CESI Common Stock");

          WHEREAS, CESI is engaged in the business of developing and commercializing proprietary catalytic processes to achieve near-zero emissions and improve the performance of hydro-carbon combustion systems (the "CESI Business");

          WHEREAS, Catalytica has entered into the Agreement and Plan of Merger dated as of August 2, 2000 (the "Merger Agreement"), with Synotex Company, Inc. and Synotex Acquisition Corporation pursuant to which, subsequent to the distribution by Catalytica of its shares of CESI, Synotex Acquisition Corporation will merge with and into Catalytica (the "Merger"), resulting in Catalytica becoming a wholly-owned subsidiary of Synotex Company, Inc.

          WHEREAS, the Boards of Directors of Catalytica and CESI have each determined that it would be appropriate and desirable for Catalytica to contribute and transfer to CESI, and for CESI to receive and assume, directly or indirectly, certain assets and liabilities currently held by Catalytica and associated with the CESI Business (the "Separation");

          WHEREAS, Catalytica currently contemplates that, following the transfer and assumption of such assets and liabilities to CESI and immediately prior to and in connection with the Merger, Catalytica will distribute to the holders of its common stock, $0.01 par value, pursuant to a registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended (the "Registration Statement") by means of a pro rata distribution, all of the shares of CESI Common Stock owned by Catalytica (the "Distribution"); and

          WHEREAS, the parties intend in this Agreement, including the Exhibits hereto, to set forth the principal arrangements between them regarding the Separation.

          NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     1.1 "Affiliated Company" of any Person means any entity that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

     1.2  "CESI Assets" means those assets set forth in Exhibit J to this
                                                        ---------
Agreement.[CCSI to provide Exhibit J]

     1.3 "CESI Group" means CESI, each Subsidiary and Affiliated Company of CESI immediately after the Separation Date or that is contemplated to be a Subsidiary or Affiliated Company of CESI and each Person that becomes a Subsidiary or Affiliate Company of CESI after the Separation Date.

     1.4 "CESI's Auditors" means CESI's independent certified public accountants.

     1.5 "Catalytica Group" means Catalytica, each Subsidiary and Affiliated Company of Catalytica (other than any member of the CESI Group) immediately after the Separation Date.

     1.6 "Catalytica's Auditors" means Catalytica's independent certified public accountants.

     1.7  "Commission" means the Securities and Exchange Commission.

     1.8  " Distribution" has the meaning set forth in the Recitals hereof.

     1.9  "Distribution Agent" has the meaning set forth in Section 4.1 hereof.

     1.10 "Distribution Date"   has the meaning set forth in Section 4.1 hereof.

     1.11 "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

     1.12 "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

     1.13 "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     1.14 "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

     1.15 "Nasdaq" means the Nasdaq National Market.

     1.16 "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     1.17 "Record Date" means the close of business on the date to be determined by the Board of Directors of Catalytica as the record date for determining the stockholders of Catalytica entitled to receive shares of common stock of CESI in the Distribution.

     1.18 "Subsidiary" of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

     1.19 "Tax Sharing Agreement" means that Tax Sharing Agreement between Catalytica, CESI, and certain other parties named therein to be entered into in connection with the Separation.

     1.20 "WSGR" means Wilson Sonsini Goodrich & Rosati, Professional
Corporation.

                                   ARTICLE 2
                                  SEPARATION

     2.1 Separation Date. Except as otherwise provided in this Agreement, or in any agreement to be executed in connection with this Agreement, the effective time and date of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation shall be 12:01 a.m., Pacific Time, ___________, 2000 or such other date as may be fixed by the Board of Directors of Catalytica (the "Separation Date").

     2.2 Closing of Transactions. Except as otherwise provided in this Agreement, the closing of the transactions contemplated in Article 2 shall occur on the Separation Date at the offices of Heller Ehrman White & McAuliffe LLP ("HEWM"), 2500 Sand Hill Road, Suite 100, Menlo Park, California 94025.

                                   ARTICLE 3
                              DOCUMENTS AND ITEMS
                    TO BE DELIVERED ON THE SEPARATION DATE

     3.1  Documents to Be Delivered by Catalytica.   On the Separation Date,
Catalytica will deliver, or will cause to be delivered, to CESI the following items and agreements (collectively, together with all agreements and documents contemplated by such agreements, the "Ancillary Agreements"):

          (a) [A duly executed Master Technology Ownership and License Agreement substantially in the form attached hereto as Exhibit C-1, a duly executed Master
                                             -----------
Patent Ownership and License Agreement substantially in the form attached hereto as Exhibit C-2 and a duly executed Master Trademark Ownership and License
   -----------
Agreement substantially in the form attached as Exhibit C-3;]
                                                -----------

          (b) A duly executed Employee Matters Agreement substantially in the form attached hereto as Exhibit D;
                        ---------

          (c) A duly executed Master Transitional Services Agreement substantially in the form attached hereto as Exhibit E;
                                             ---------

          (d) A duly executed Real Estate Matters Agreement substantially in the form attached hereto as Exhibit F;
                        ---------

          (e) A duly executed Master Confidential Disclosure Agreement substantially in the form attached hereto as Exhibit G;
                                             ---------

          (f) A duly executed Indemnification Agreement (the "Indemnification Agreement") substantially in the form attached hereto as Exhibit H;
                                                         ---------

          (g) Certificates representing the stock and/or investments in the Subsidiaries and other holdings of Catalytica set forth on Schedule 3.1(h) with
                                                           --------------
duly executed stock powers in the form proper for transfer, if necessary or requested by CESI;

          (h) A duly executed Tax Sharing Agreement substantially in the form attached hereto as Exhibit I;
                   ---------

          (i) [Resignations of each person who is an officer or director of Catalytica or its Subsidiaries, immediately prior to the Separation Date, and who will be employees of CESI from and after the Separation Date;] and

          (j) Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

     3.2 Documents to Be Delivered by CESI. On the Separation Date, CESI will deliver to Catalytica, in each case where CESI is a party to any agreement or instrument referred to in Section 3.1, a duly executed counterpart of such agreement or instrument.

                                   ARTICLE 4
                               THE DISTRIBUTION

     4.1  The Distribution.

          (a) Delivery of Shares for Distribution. Subject to Section 4.4 hereof, on or prior to the date the Distribution is effective (the "Distribution Date"), Catalytica will deliver to the distribution agent (the "Distribution Agent") to be appointed by Catalytica to distribute to the stockholders of Catalytica the shares of CESI Common Stock held by Catalytica pursuant to the Distribution for the benefit of holders of record of common stock of Catalytica on the Record Date, a single stock certificate, endorsed by Catalytica in blank, representing all of the outstanding shares of CESI Common Stock then owned by Catalytica, and shall cause the transfer agent for the shares of common stock of Catalytica to instruct the Distribution Agent to distribute on the Distribution Date the appropriate number of such shares of CESI Common Stock to each such holder or designated transferee or transferees of such holder.

          (b) Shares Received. Subject to Sections 4.4 and 4.5, each holder of common stock of Catalytica on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of CESI Common Stock equal to the number of shares of common stock of Catalytica held by such holder on the Record Date multiplied by [insert precise exchange ratio before signing].

          (c) Obligation to Provide Information. CESI and Catalytica, as the case may be, will provide to the Distribution Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

     4.2  Actions Prior To The Distribution.

          (a) Information Statement. Catalytica and CESI shall prepare and mail, prior to the Distribution Date, to the holders of common stock of Catalytica, such information concerning the CESI Business and the Distribution and such other matters as Catalytica shall reasonably determine are necessary and as may be required by law. Catalytica and CESI will prepare, and CESI will, to the extent required under applicable law, file with the Commission any such documentation which Catalytica and CESI determine is necessary or desirable to effectuate the Distribution, and Catalytica and CESI shall each use its reasonable commercial efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

          (b) Blue Sky. Catalytica and CESI shall take and shall cause any of their Subsidiaries to take all such actions as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

          (c) Nasdaq Listing. CESI shall prepare and file, and shall use its reasonable commercial efforts to have approved, an application for the listing of CESI Common Stock to be distributed in the Distribution on the Nasdaq National Market (the "Nasdaq"), subject to official notice of distribution.

          (d) Conditions. Catalytica and CESI shall take and shall cause any of their Subsidiaries to take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.4 to be satisfied and to effect the Distribution on the Distribution Date.

     4.3 Sole Discretion of Catalytica. Catalytica shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, Catalytica may at any time and from time to time until the completion of the Distribution modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. CESI shall cooperate with Catalytica in all respects to accomplish the Distribution and shall, at Catalytica's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Exchange Act of the common stock of CESI on an appropriate registration form or forms to be designated by Catalytica. Catalytica shall select any financial printer, solicitation and/or exchange agent and outside counsel for Catalytica; provided, however, that nothing herein shall prohibit CESI from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

     4.4 Conditions To Distribution. The following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of Catalytica and shall not give rise to or create any duty on the part of Catalytica or the Catalytica Board of Directors to waive or not waive any such condition.

          (a) Registration Statement. The Registration Statement shall have been filed and declared effective by the Commission, and there shall be no stop-order in effect with respect thereto.

          (b) Blue Sky. The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) shall have been taken and, where applicable, have become effective or been accepted.

          (c) Nasdaq Listing. The CESI Common Stock to be distributed in the Distribution shall have been accepted for listing on the Nasdaq, on official notice of issuance.

          (d) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the Distribution or any of the other transactions contemplated by this Agreement shall be in effect and no other event outside the control of Catalytica shall have occurred or failed to occur that prevents the consummation of the Distribution.

          (e) Separation. The Separation shall have become effective by execution of this Agreement and the Ancillary Agreements.

          (f) Other Actions. Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the Distribution in order to assure the successful completion of the Distribution shall have been taken.

          (g) No Termination.  This Agreement shall not have been terminated.

          (h) Government Approvals. Any material governmental approvals and consents necessary to consummate the Distribution shall have been obtained and be in full force and effect.

     4.5 Fractional Shares. As soon as practicable after the Distribution Date, Catalytica shall direct the Distribution Agent to determine the number of whole shares and fractional shares of CESI Common Stock allocable to each holder of record or beneficial owner of common stock of Catalytica as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of Catalytica, in open market transactions, at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional share shall be allocable such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Catalytica and the Distribution Agent shall use their reasonable commercial efforts to aggregate the shares of common stock of Catalytica that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

                                   ARTICLE 5
                          COVENANTS AND OTHER MATTERS

     5.1 Other Agreements. Catalytica and CESI agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

     5.2 Further Instruments. At the request of CESI, and without further consideration, Catalytica will execute and deliver, and will cause its Subsidiaries to execute and deliver, to CESI such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as CESI may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to CESI and its Subsidiaries and confirm CESI's and its Subsidiaries' title to all of the assets, rights and other things of value contemplated to be transferred to CESI pursuant to this Agreement, the Ancillary Agreements and any documents referred to therein, to put CESI in actual possession and operating control thereof and to permit CESI to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of Catalytica and without further consideration, CESI will execute and deliver to Catalytica and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Catalytica may reasonably deem necessary or desirable in order to have CESI fully and unconditionally assume and discharge the liabilities contemplated to be assumed by CESI under this Agreement or any document in connection herewith and to relieve the Catalytica Group of any liability or obligation with respect thereto and evidence the same to third parties. Neither Catalytica nor CESI shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of- pocket expenses, attorneys' fees and recording or similar fees. Furthermore, each party, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     5.3  Agreement for Exchange of Information.

          (a) Generally. Each of Catalytica and CESI agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement or (iv) in connection with the ongoing businesses of Catalytica or CESI, as the case may be; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

          (b) Internal Accounting Controls; Financial Information. After the Separation Date, (i) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to satisfy its reporting, accounting, audit and other obligations, and (ii) each party shall provide, or cause to be provided, to the other party and its Subsidiaries in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and customary representations (including, for example, management letters to accountants) and information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

          (c) Ownership of Information. Any Information owned by a party that is provided to a requesting party pursuant to this Section 5.3 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

          (d) Record Retention. To facilitate the possible exchange of Information pursuant to this Section 5.3 and other provisions of this Agreement, each party agrees to use its reasonable commercial efforts to retain all Information in its respective possession or control on the Separation Date substantially in accordance with the policies of Catalytica as in effect on the Separation Date. However, except as set forth in the Tax Sharing Agreement, each party may amend its respective record retention policies at such party's discretion; provided, however, that if a party desires to effect the amendment within three (3) years after the Separation Date, the amending party must give thirty (30) days prior written notice of such change in the policy to the other party to this Agreement.

               (i) No Destruction. No party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Separation Date (other than Information that is permitted to be destroyed under the current record retention policies of either party) and that falls under the categories listed in Section 5.3(a), without first using its reasonable commercial efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

               (ii) Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 5.3 is found to be inaccurate, in the absence of gross negligence or willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 5.3(d).

               (iii) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 5.3 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

               (iv) Production of Witnesses; Records; Cooperation. After the Separation Date, except in the case of a legal or other proceeding by one party against another party (which shall be governed by such discovery rules as may be applicable under Section 5.6 or otherwise), each party hereto shall use its reasonable commercial efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

     5.4 Auditors and Audits; Annual and Quarterly Statements and Accounting. Each party agrees that, for so long as Catalytica is required in accordance with United States generally accepted accounting principles to consolidate CESI's results of operations and financial position:

          (a) Selection of Auditors. CESI shall not select a different accounting firm from that used by Catalytica to serve as its (and its Subsidiaries') independent certified public accountants ("CESI's Auditors") for purposes of providing an opinion on its consolidated financial statements without Catalytica's prior written consent (which shall not be unreasonably withheld).

          (b) Date of Auditors' Opinion and Quarterly Reviews. CESI shall use its reasonable commercial efforts to enable the CESI Auditors to complete their audit such that they will date their opinion on CESI's audited annual financial statements on the same date that Catalytica's independent certified public accountants ("Catalytica's Auditors") date their opinion on Catalytica's audited annual financial statements, and to enable Catalytica to meet its timetable for the printing, filing and public dissemination of Catalytica's annual financial statements. CESI shall use its reasonable commercial efforts to enable the CESI Auditors to complete their quarterly review procedures such that they will provide clearance on CESI's quarterly financial statements on the same date that Catalytica's Auditors provide clearance on Catalytica's quarterly financial statements.

          (c) Annual and Quarterly Financial Statements. CESI shall provide to Catalytica on a timely basis all Information that Catalytica reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Catalytica's annual and quarterly financial statements. Without limiting the generality of the foregoing, CESI will provide all required financial Information with respect to CESI and its Subsidiaries to CESI's Auditors in a sufficient and reasonable time and in sufficient detail to permit CESI's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Catalytica's Auditors with respect to financial Information to be included or contained in Catalytica's annual and quarterly financial statements. Similarly, Catalytica shall provide to CESI on a timely basis all financial Information that CESI reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of CESI's annual and quarterly financial statements. Without limiting the generality of the foregoing, Catalytica will provide all required financial Information with respect to Catalytica and its Subsidiaries to Catalytica's Auditors in a sufficient and reasonable time and in sufficient detail to permit Catalytica's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to CESI's Auditors with respect to Information to be included or contained in CESI's annual and quarterly financial statements.

          (d) Identity of Personnel Performing the Annual Audit and Quarterly Reviews. CESI shall authorize CESI's Auditors to make available to Catalytica's Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of CESI and work papers related to the annual audits and quarterly reviews of CESI, in all cases within a reasonable time prior to CESI's Auditors' opinion date, so that Catalytica's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of CESI's Auditors as it relates to Catalytica's Auditors' report on Catalytica's financial statements, all within sufficient time to enable Catalytica to meet its timetable for the printing, filing and public dissemination of Catalytica's annual and quarterly statements. Similarly, Catalytica shall authorize Catalytica's Auditors to make available to CESI's Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Catalytica and work papers related to the annual audits and quarterly reviews of Catalytica, in all cases within a reasonable time prior to Catalytica's Auditors' opinion date, so that CESI's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Catalytica's Auditors as it relates to CESI's Auditors' report on CESI's statements, all within sufficient time to enable CESI to meet its timetable for the printing, filing and public dissemination of CESI's annual and quarterly financial statements.

          (e) Access to Books and Records. CESI shall provide Catalytica's internal auditors and their designees access to CESI's and its Subsidiaries' books and records so that Catalytica may conduct reasonable audits relating to the financial statements provided by CESI pursuant hereto as well as to the internal accounting controls and operations of CESI and its Subsidiaries. Similarly, Catalytica shall provide CESI's internal auditors and their designees access to Catalytica's and its Subsidiaries' books and records so that CESI may conduct reasonable audits relating to the financial statements provided by Catalytica pursuant hereto as well as to the internal accounting controls and operations of Catalytica and its Subsidiaries

          (f) Notice of Change in Accounting Principles. CESI shall give Catalytica as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Separation Date. CESI will consult with Catalytica and, if requested by Catalytica, CESI will consult with Catalytica's independent public accountants with respect thereto. Catalytica shall give CESI as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Separation Date.

          (g)  Conflict with Third-Party Agreements. Nothing in Sections 5.3 and
5.4 shall require CESI to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that CESI is required under Sections 5.3 and 5.4 to disclose any such Information, CESI shall use all commercially reasonable efforts to seek to obtain such third party's consent to the disclosure of such information.

     5.5 Payment of Expenses. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the parties relating to the Separation or the Distribution, all costs and expenses of the parties hereto in connection with the Separation and the Distribution (including underwriting discounts and commissions) shall be allocated between CESI and Catalytica. CESI and Catalytica shall each be responsible for their own internal fees, costs and expenses incurred in connection with the Separation and the Distribution.

     5.6 Dispute Resolution. If a dispute, controversy or claim ("Dispute") arises between the parties relating to the interpretation or performance of this Agreement or the Ancillary Agreements, or the grounds for the termination hereof, appropriate senior executives (e.g., director or V.P. level) of each party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the "Dispute Resolution Commencement Date." Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from

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

discovery or production and shall not be admissible. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of JAMS/Endispute within thirty (30) days after written notice by one party to the other demanding non-binding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both parties will share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorney's fees, witness fees, travel expenses, and preparation costs. The parties may also agree to replace mediation with some other form of non-binding or binding ADR.

          (a) Any Dispute which the parties cannot resolve through mediation within ninety (90) days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"), by three (3) arbitrators in Santa Clara County, California. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

          (b) Any Dispute regarding the following is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

          (c) Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Section 5.6 with respect to all matters not subject to such dispute, controversy or claim.

     5.7 Governmental Approvals. To the extent that the Separation requires any Governmental Approvals, the parties will use their reasonable commercial efforts to obtain any such Governmental Approvals.

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

     5.8 No Representation or Warranty. Catalytica does not, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, make any representation as to, warranty of or covenant with respect to:

          (a) the value of any asset or thing of value to be transferred to CESI;

          (b) the freedom from encumbrance of any asset or thing of value to be transferred to CESI;

          (c) the absence of defenses or freedom from counterclaims with respect to any claim to be transferred to CESI; or

          (d) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon its execution, deliver and filing.

Except as may expressly be set forth herein or in any Ancillary Agreement, all assets to be transferred to CESI shall be transferred "AS IS, WHERE IS" and CESI shall bear the economic and legal risk that any conveyance shall prove to be insufficient to vest in CESI good and marketable title, free and clear of any lien, claim, equity or other encumbrance.

     5.9 Employee Agreements - Definition. As used in this Section 5.9, "Employee Agreement" means the Conflicts, Confidential Information and Assignment of Inventions Agreement and corresponding agreements in foreign countries executed by each Catalytica employee.

          (a) Survival of Catalytica Employee Agreement Obligations and Catalytica's Common Law Rights. The Catalytica Employee Agreements of all former Catalytica employees transferred to CESI as of the Distribution Date shall remain in full force and effect according to their terms; provided, however, that none of the following acts committed by former Catalytica employees within the scope of their CESI employment shall constitute a breach of such Catalytica Employee Agreements: (i) the use or disclosure of Confidential Information (as that term is defined in the former Catalytica employee's Catalytica Employee Agreement) for or on behalf of CESI, if such disclosure is consistent with the rights granted to CESI and restrictions imposed on CESI under this Agreement, any Ancillary Agreement or any other agreement between the parties; (ii) the disclosure and assignment to CESI of rights in proprietary developments authored or conceived by the former Catalytica employee after the Separation Date and resulting from the use of, or based upon intellectual property (whether patented or not) which is retained by Catalytica; provided, however, that in no event shall such disclosure and assignment be regarded as assigning the underlying intellectual property to CESI; (iii) the rendering of any services, directly or indirectly, to CESI to the extent such services are consistent with the assignment or license of rights granted to CESI and the restrictions imposed on CESI under this Agreement, any

Ancillary Agreement or any other agreement between the parties; and (iv) solicitation of the employees of one party by the other party prior to the Distribution Date (so long as such solicitation does not violate Section 5.8 hereof). Further, Catalytica retains any rights it has under statute or common law with respect to actions by its former employees to the extent such actions are inconsistent with the rights granted to CESI and restrictions imposed on CESI under this Agreement, any Ancillary Agreement or any other agreement between the parties.

          (b)  Assignment, Cooperation for Compliance and Enforcement.

               (i) Catalytica retains all rights under the Catalytica Employee Agreements of all former Catalytica employees necessary to permit Catalytica to protect the rights and interests of Catalytica, but hereby transfers and assigns to CESI its rights under the Catalytica Employee Agreements of all former Catalytica employees to the extent required to permit CESI to enjoin, restrain, recover damages from or obtain specific performance of the Catalytica Employee Agreements or obtain other remedies against any employee who breaches his/her Catalytica Employee Agreement.

               (ii) Catalytica and CESI each may separately enforce the Catalytica Employee Agreements of former Catalytica employees to the extent necessary to reasonably protect their respective interests, provided, however, that (i) CESI shall not commence any legal action relating thereto without first consulting with Catalytica's General Counsel or his/her designee and (ii) Catalytica shall not commence any legal action relating thereto against any former Catalytica employee who is at the time an CESI employee without first consulting with CESI's General Counsel or his/her designee. If either party, in seeking to enforce any Catalytica Employee Agreement, notifies the other party that it requires, or desires, such party to join in such action, then the other party shall do so. In addition, if either party commences or becomes a party to any action to enforce a Catalytica Employee Agreement of a former Catalytica employee, the other party shall, whether or not it becomes a party to the action, cooperate with the other party by making available its files and employees who have information or knowledge relevant to the dispute, subject to appropriate measures to protect the confidentiality of any proprietary or confidential information that may be disclosed in the course of such cooperation or action and subject to any relevant privacy laws and regulations. Any such action shall be conducted at the expense of the party bringing the action and the parties shall agree on a case by case basis on compensation, if any, of the other party for the value of the time of such other party's employees as reasonably required in connection with the action.

               (iii) Catalytica and CESI understand and acknowledge that matters relating to the making, performance, enforcement, assignment and termination of employee agreements are typically governed by the laws and regulations of the national, federal, state or local governmental unit where an employee resides, or where an employee's services are rendered, and that such laws and regulations may supersede or limit the applicability or enforceability of this Section 5.9. In such circumstances, Catalytica and CESI agree to take action with respect to the employee agreements that best accomplishes the parties' objectives as set forth in this Section 5.9 and that is consistent with applicable law.

     5.10 Cooperation in Obtaining New Agreements. Catalytica understands that, prior to the Separation Date, CESI has derived benefits under certain agreements and relationships between Catalytica and third parties, which agreements and relationships are not being assigned or transferred to CESI in connection with the Separation. Upon the request of CESI, Catalytica agrees to make introductions of appropriate CESI personnel to Catalytica's contacts at such third parties, and agrees to provide reasonable assistance to CESI, at Catalytica's own expense, so that CESI may enter into agreements or relationships with such third parties under substantially equivalent terms and conditions, including financial terms and conditions, that apply to Catalytica. Such assistance may include, but is not limited to, (i) requesting and encouraging such third parties to enter into such agreements or relationships with CESI, (ii) attending meetings and negotiating sessions with CESI and such third parties, and (iii) participating in buying consortiums with CESI. Catalytica also understands that certain agreements between Catalytica and third parties which are being assigned to CESI in connection with the Separation may require the consent of the applicable third party. Catalytica shall assist CESI in seeking and obtaining the consent of such third parties to such assignment. The parties expect that the activities contemplated by this Section 5.10 will be substantially completed by the Distribution Date, but in no event will Catalytica have any obligations hereunder after the first anniversary of the Distribution Date.

     5.11 Property Damage to CESI Assets Prior to the Separation Date. In the event of any property damage, other than ordinary wear and tear, to any CESI Assets held by Catalytica which occurs prior to the Separation Date, Catalytica shall repair or otherwise address such damage in the ordinary course of business consistent with past practices; provided, however, that nothing in this clause shall restrict Catalytica from disposing of any Assets in the ordinary course of business consistent with past practices.

                                   ARTICLE 6
                                 MISCELLANEOUS

     6.1 IN NO EVENT SHALL ANY MEMBER OF THE CATALYTICA GROUP OR CESI GROUP BE LIABLE TO ANY OTHER MEMBER OF THE CATALYTICA GROUP OR CESI GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS

SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THE INDEMNIFICATION AGREEMENT.

     6.2 Entire Agreement. This Agreement, the Merger Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

     6.3 Governing Law. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section
5.6 above.

     6.4 Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of Catalytica without the approval of CESI. This Agreement may be terminated at any time after the Distribution Date by mutual consent of Catalytica and CESI. In the event of termination pursuant to this Section 6.4, no party shall have any liability of any kind to the other party.

     6.5 Notices. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

          if to Catalytica:       Catalytica, Inc.
                                  430 Ferguson Drive, Building 1
                                  Mountain View, California 94043
                                  Attention:  President
                                  Fax:  (650) 960-0127

          if to CESI:             Catalytica Energy Systems, Inc.
                                  430 Ferguson Drive, Building 3
                                  Mountain View, California 94043
                                  Attention:  Chief Financial Officer
                                  Fax:  (650) 968-7129

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other

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

notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

     6.6 Counterparts. This Agreement, including the Ancillary Agreement and the Exhibits and Schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     6.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the Catalytica Group and each member of the CESI Group. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party may assign this Agreement to a successor entity in conjunction with such party's reincorporation.

     6.8 Severability. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     6.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits or Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     6.10 Amendment. No change or amendment will be made to this Agreement or the Exhibits or Schedules attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

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

     6.11   Authority.  Each of the parties hereto represents to the other that
(a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

     6.12 Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

     6.13 Conflicting Agreements. In the event of conflict between this Agreement and the Merger Agreement, the provisions of the Merger Agreement shall prevail.

     6.14 WHEREFORE, the parties have signed this Master Separation Agreement effective as of the date first set forth above.

CATALYTICA, INC.                 CATALYTICA ENERGY SYSTEMS,
                                 INC.

_________________________        _______________________
By:                              By:

Name:                            Name:

Title:                           Title:

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

                                   EXHIBITS

Exhibit A      Certificate of Secretary of Catalytica

Exhibit B      Certificate of Secretary of CESI

Exhibit C-1    Master Technology Ownership and License Agreement

Exhibit C-2    Master Patent Ownership and License Agreement

Exhibit C-3    Master Trademark Ownership and License Agreement

Exhibit D      Employee Matters Agreement

Exhibit E      Master Transitional Services Agreement

Exhibit F      Real Estate Matters Agreement

Exhibit G      Master Confidentiality and Non-Disclosure Agreement

Exhibit H      Indemnification Agreement

Exhibit I      Tax Sharing Agreement

Exhibit J      CESI Assets

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